UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

 Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2011

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)
(408) 240-5500
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Definitive Material Agreement.

On May 25, 2011, SunPower Corporation (“Parent” or “SunPower”) and SunPower Corporation Malta Holdings Limited, a wholly owned subsidiary of Parent (“Borrower”), entered into Amendment No. 1 (the “Amendment”) to the Revolving Credit Agreement with Société Générale, Milan Branch, as lender (such agreement as amended, the “Revolving Credit Facility”), effective May 25, 2011, which Amendment extends the maturity date on the Revolving Credit Facility from May 23, 2011 to November 23, 2011 (the “Maturity Date”).

Until October 23, 2011 (the “Commitment Termination Date”), Borrower may borrow up to Euro 75,000,000 under the Revolving Credit Facility. Amounts borrowed may be repaid and reborrowed until the Commitment Termination Date. All amounts borrowed are due on the Maturity Date; however, if the proposed Tender Offer (defined below in Item 5.02) does not close by July 20, 2011, Borrower is required to make a mandatory prepayment of the amounts due under the Revolving Credit Facility within five business days of July 20, 2011. Upon the completion of the Tender Offer, a bank or financial institution acceptable to the parties may provide additional commitments under the Revolving Credit Facility of up to EUR 25,000,000 for a total commitment of EUR 100,000,000.

Borrower is required to pay interest on outstanding borrowings under the Revolving Credit Facility of (1) EURIBOR plus 3.25% per annum for advances outstanding before May 26, 2011, and (2) EURIBOR plus 2.70% for advances outstanding on May 26, 2011 or thereafter; a front-end fee of 0.50% on the available borrowing; and a commitment fee of 1% per annum on funds available for borrowing and not borrowed.

The obligations of Borrower under the Revolving Credit Facility are guaranteed by Parent.

The Revolving Credit Facility includes representations, covenants, and events of default customary for financing transactions of this type.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On May 20, 2011, SunPower entered into Retention Agreements with certain of its named executive officers in connection with the pending cash tender offer by Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France, for up to approximately 60% of SunPower's outstanding shares of class A common stock and up to approximately 60% of SunPower's outstanding shares of class B common stock (the “Tender Offer”). Contingent upon the closing of the Tender Offer and certain other conditions specified in the Retention Agreements, the Retention Agreements provided for each such named executive officer to be granted restricted stock units that vest as to one-third of the underlying shares of Class A common stock upon each of the first three anniversaries of the closing of the Tender Offer (subject to such named executive officers remaining employed with SunPower on each applicable vesting date). To align with such three year vesting period, and similarly contingent upon the closing of the Tender Offer, the Retention Agreements would amend the prior Employment Agreements entered into between SunPower and each such named executive officer to extend from 24 to 36 months the period after a change of control during which the named executive officer would be eligible to receive specified severance benefits in certain circumstances including a termination without cause or a resignation with good reason in connection with a change of control. In consideration of the foregoing, such named executive officers acknowledged and agreed that the consummation of the Tender Offer and the subsequent continuation of employment of the named executive officer without any material reduction in the terms and conditions of employment would not, in and of itself, constitute good reason (i.e. grounds for triggering severance benefits) under the Employment Agreement.

The named executive officers who entered into Retention Agreements on May 20, 2011 and the number of restricted stock units that would be granted to such individuals following satisfaction of certain conditions are as follows: Mr. Thomas H. Werner, 300,000; Mr. Howard J. Wenger, 120,000; Mr. James S. Pape, 120,000; and Mr. Marty T. Neese, 120,000. These numbers of shares are consistent with those set forth in SunPower's Solicitation/Recommendation Statement on Schedule 14D-9 as filed with the Securities and Exchange Commission on May 3, 2011.

The foregoing description is qualified in its entirety by reference to the full text of the form of Retention Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Retention Agreement, dated May 20, 2011, by and between SunPower Corporation and certain named executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: May 26, 2011	By:	/s/ Bruce R. Ledesma
	Name:	Bruce R. Ledesma
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

10.1	Form of Retention Agreement, dated May 20, 2011, by and between SunPower Corporation and certain named executive officers.